EXHIBIT 19

INSIDER TRADING POLICY
1.    Background and Purpose
1.1 U.S. securities laws prohibit any member of the Company’s Board of Directors (a “Director”) or employee of the Company from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from disclosing material nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them, and may impose large fines on the Company if the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).
1.2 This insider trading policy (the “Policy”) is being adopted in light of these legal requirements, and with the goal of helping:
•prevent inadvertent violations of the insider trading laws;

•avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934;

•avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;

•protect the Company from controlling person liability; and

•protect the reputation of the Company, its Directors and its employees.

2.    Prohibition on Trading while Aware of Material Nonpublic Information; Prohibition on Tipping Others
2.1    This Section 2 applies to:
•all Directors;

•all employees;

•all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee; and

•all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.

2.2    No person covered by this Section 2 may:

•engage in transactions in any securities of the Company while he or she is aware of any material nonpublic information concerning the Company;
•disclose (“tip”) to any other person any material nonpublic information concerning the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling Company securities;
•engage in transactions in any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company; or
•disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling securities of such other company.
2.3    The prohibition on engaging in transactions of Company securities while aware of material nonpublic information concerning the Company does not apply to the transactions set forth in Section 5 of this Policy.

3.    Prohibitions on Trading during Blackout Periods

3.1    The prohibitions in Section 3.2 below apply to:

•all Directors;
•all executive officers;
•such other employees as are designated from time to time by the Company as being subject to Section 3.2;
•all family members of Directors, executive officers and designated employees who share the same address as, or are financially dependent on, the Director, executive officer or designated employee; and
•all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.
3.2     No person described in Section 3.1 may engage in transactions involving any securities of the Company during the following time periods (each, a “corporate blackout period”):

•beginning with the date preliminary financial statements are distributed internally and ending twenty-four hours after the public announcement of earnings for such quarter or year-end;

•beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending twenty-four hours after such announcement; or

•during such other periods as may be established from time to time by the Company in light of particular events or developments affecting the Company.

3.3     In addition, no person covered by this Section 3 shall inform a person not covered by this Section 3 that a corporate blackout period imposed as a result of particular events or developments is in effect.

3.4     The prohibition on engaging in transactions of Company securities during a corporate blackout period does not apply to the transactions set forth in Section 5 of this Policy.

4.     Pre-Clearance and Notification of Securities Transactions
4.1 This Section 4 applies to:

•all Directors;

•all executive officers;

•all family members of Directors and executive officers who share the same address as, or are financially dependent on, the Director and executive officers; and

•all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.

4.2     If a person covered by this Section 4 is contemplating a transaction in securities of the Company, the proposed transaction must be precleared with the General Counsel or his or her designee prior to such transaction, even if the proposed transaction is to take place outside of a corporate blackout period.

4.3     Each person covered by this Section 4 shall also notify the General Counsel or his or her designee of the occurrence of any transaction in the securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. This notification, which may be oral, in writing or via e-mail, should describe the type of transaction that occurred (an open market purchase, a privately negotiated sale, an option exercise, etc.), the date of the transaction, the number of shares covered by the transaction, the purchase or sale price (if applicable), and whether the transaction was effected by the Director or executive officer or by a relative or affiliated entity. For purposes of this Section 4.3, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it; in the case of an open market purchase or sale, this occurs when the trade is executed (not when it settles).

4.4     It should be noted that any person who possesses material, non-public information should not engage in any transaction involving the securities of the Company, regardless of whether or not it is within a corporate blackout period.

5.     Exceptions to the Prohibitions on Trading
5.1     The Policy’s prohibitions of trading in the securities of the Company as outlined above do not apply in the case of the following transactions:

•purchases made under an employee stock purchase plan operated by the Company resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. The prohibitions do apply, however, to elections to participate in the plan for any enrollment period, and to the subsequent sales of Company securities purchased pursuant to the plan;

•exercises of stock options granted under the Company’s equity compensation plan. The prohibitions do apply, however, to the subsequent sale of shares acquired (either outright or in connection with a “cashless” exercise transaction through a broker). In addition, the vesting of restricted stock units or the exercise of a tax withholding right under any equity awards under the Company’s equity compensation plan pursuant to which an employee has the Company withhold shares to satisfy tax withholding requirements are not covered by the prohibitions of this Policy;

•purchases of securities from the Company or sales, pledges or gifts of securities to the Company;

•bona fide gifts of securities. Bona fide gifts of securities are not deemed to be transactions for the purposes of this Policy. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches or non-profit organizations would not be deemed to be “transactions.” However, gifts to dependent children followed by a sale of the “gifted securities” in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a “transaction” and not a “bona fide gift;” or

•purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such trading plan: (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; and (3) was not adopted during a corporate blackout period; and provided further that if such trading plan provides for trades to occur only once per quarter or less frequently (other than a plan that relates solely to the immediate sale of shares acquired under an employee stock purchase plan) such trading plan may not provide for trades to occur during a regularly scheduled quarter-end corporate blackout period.

5.2     While these transactions are exceptions to this Policy’s prohibitions on trading in the Company’s securities, each person covered by Section 4.1 contemplating such a transaction should still pre-clear the proposed transaction with either the Company’s General Counsel or his or her designee.

6.     Other Prohibitions on Trading Activities
6.1     This Section 6 applies to:

•all Directors;

•all officers;

•all family members of Directors and officers who share the same address as, or are financially dependent on, the Director and officers; and

•all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.

6.2     No person covered by this Section 6 may engage in any of the following types of transactions:

•any transactions in derivatives of the Company’s securities, including the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities;

•pledging of the Company’s securities; and

•short sales of the Company’s securities.

7.     Guidance on Understanding Material Nonpublic Information; Other Definitions
7.1     What Information is “Material”?

    Information is generally deemed to be "material" if there is a substantial likelihood a "reasonable investor" would rely on it in deciding to purchase, sell or hold a security to which the information relates. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Examples of information that is generally regarded as material are:

•Financial results;
•Projections of future results or other guidance;
•Major proposed or pending acquisitions, investments or divestitures;
•Development of a significant new product, process or service;
•Changes in key personnel;
•Changes in dividend policy, the declaration of a stock split or an offering of additional securities;
•Major marketing changes;
•Positive or negative developments in outstanding significant litigation;
•Significant actual or potential cybersecurity risks, incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software and data breach incidents that may disclose personal, business, or other confidential information;
•Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;
•Actual or threatened significant litigation or inquiry by a governmental or regulatory authority; and
•Any other facts which might cause the Company’s financial results to be substantially affected.
7.2     What is “Non-public”?

    "Non-public" information is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC and press releases are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition or other material development, whether concerning the Company or otherwise, and obtained in the normal course of employment or through a rumor, tip or just "loose talk", is not public information. Information should be considered “non-public” until twenty-four hours after such information has been disseminated widely to the general public through press releases, news tickers, publication in a widely available newspaper, SEC filings or other widely disseminated means.

7.3     What is a “Trading Day”?

    For purposes of this Policy, a “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

8.     Penalties for Violation
Violation of this Policy is grounds for disciplinary action by the Company, up to and including termination of employment. The Company may need to alert appropriate authorities if required or if it decides, in its sole discretion, that the situation warrants. Violations of insider trading laws may subject the individuals to civil and criminal penalties, including fines and imprisonment. Your fellow employees and the Company itself may also be subject to such penalties, even if they did not authorize or condone the wrongdoing.

9.     Company Assistance and Education
The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading. Directors and employees shall be required to certify their understanding of, and intent to comply with, the Company’s insider trading policy.

The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

COMPLIANCE CERTIFICATE

I have read and understand the Company’s Code of Business Conduct and Ethics (the "Code"). I will adhere in all respects to the ethical standards described in the Code.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

___________________________________            Date:___________________
Signature

Printed Name: _______________________

Position: ____________________________

Check one of the following:

A Statement of Exceptions is attached.

No Statement of Exceptions is attached.